EXHIBIT 10.1

PREMIERWEST BANCORP

EMPLOYMENT AGREEMENT
 FOR

JAMES M. FORD

Dated as of February 1, 2006.

 i.

11.	CONSIDERATION FOR NOT COMPETING	10
	11.1 Self-imposed Limitation	10
	11.2 Amount/Payment of Consideration	11
12.	CHANGE IN CONTROL RETENTION BONUS	11
13.	IRC 280G ADJUSTMENT	11
14.	CONFIDENTIALITY AND CREATIVE WORK	12
	14.1 Nondisclosure	12
	14.2 Injunctive Relief	12
	14.3 Creative Work	13
15.	DISPUTE RESOLUTION	13
	15.1 Arbitration	13
	15.2 Expenses/Attorneys' Fees	13
	15.3 Injunctive Relief	13
16.	NOTICES	14
17.	GENERAL PROVISIONS	14
	17.1 Governing Law	14
	17.2 Saving Provision	14
	17.3 Survival Provision	14
	17.4 Captions and Counterparts	14
	17.5 Entire Agreement	14
	17.6 Previous Agreement	14
	17.7 Waiver/Amendment	15
	17.8 Assignment	15
18.	ADVICE OF COUNSEL	15

ii.

      This Employment Agreement (this "Agreement") by and among PremierWest Bancorp, an Oregon corporation, PremierWest Bank, an Oregon state chartered bank (the "Bank"), (collectively "PremierWest") and James M. Ford ("Executive"), is dated as of 2/1/2006.

RECITALS

     A. Employment Desired. PremierWest recognizes that Executive possesses unique skills, knowledge, and experience related to PremierWest's business, and it is anticipated that Executive will make major contributions to the profitability, growth and financial strength of PremierWest and its affiliates. PremierWest desires to employ Executive, and Executive desires to be employed by PremierWest. PremierWest desires to provide incentives for Executive to remain employed until retirement age and following a Change in Control.

     B. No Currently Anticipated Change in Control. As of the date of this Agreement none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C.1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(l)(ii) [12 CFR 359.1(f)(l)(ii)] exists or, to the best knowledge of PremierWest, is contemplated insofar as PremierWest or any affiliates are concerned.

AGREEMENT

     1. EMPLOYMENT. PremierWest shall employ Executive according to the terms and conditions of this Agreement, for the period stated in Section 2 below. Initially, Executive shall serve as Senior Executive Vice President.

    2. TERM OF AGREEMENT.

        2.1 Offer of Employment/Initial Term/Automatic Renewal. The initial term of this Agreement shall commence on the date Executive commences full-time work for PremierWest, which date shall be not later than April 1, 2006, and shall expire on December 31, 2006. Executive shall: i) give PremierWest notice of intent to commence full-time work not later than 30 days prior to the date on which Executive's work will begin; ii) give notice to Executive's current employer, as of the date of such notice, ("Current Employer") of Executive's termination of employment with the Current Employer; and iii) give PremierWest a copy of the notice given by Executive to the Current Employer. Prior to the delivery of such notices by Executive to PremierWest, this Agreement shall constitute an offer of employment by PremierWest to executive, which offer may be withdrawn, at any time, by written notice from PremierWest to Executive. Except as otherwise provided in this Section 2.1, the delivery of such

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notices by Executive to PremierWest shall constitute acceptance of the offer of employment and result in a binding agreement between PremierWest and Executive. If the Current Employer terminates Executive after Executives notice of termination of employment, Executive may, at any time thereafter commence full-time work for PremierWest. Within 30 days following the execution of this Agreement, Executive will complete and deliver to PremierWest an employment application and take a drug test, and PremierWest will perform background and credit checks. If the drug test results are positive for non-prescribed, controlled substances, or if the background or credit checks are unacceptable to PremierWest, this offer of employment may be withdrawn by PremierWest, by written notice to Executive given not later than 15 days following the completion of the drug test and submission to PremierWest of the employment application. If Executive has not commenced work for PremierWest on or before April 1, 2006, this offer of employment shall be deemed withdrawn and of no force or effect, without further notice. On December 31, 2006, and on each anniversary of the expiration date, thereafter, this Agreement shall be extended automatically for one (1) additional year unless the Board determines that the term shall not be extended. If the Board determines not to extend the term, it shall promptly notify Executive in writing and this Agreement will remain in force only until its term expires. While the Board's election not to extend the term of this Agreement may be exercised at any time, at its sole discretion, the termination of employment that results from such action shall be deemed a termination prior to the expiration of this Agreement pursuant to the provisions of Section 6, below, and, as a result thereof, Executive may be entitled to benefits as provided in Sections 8, 9, 10 and/or 11, below.

     2.2 Perpetual Term After Change in Control. Following a Change in Control, this Agreement will be subject to a perpetual term and will only be terminable with Executive's written consent.

     2.3 Termination Upon Retirement. Unless sooner terminated, Executive's employment shall terminate automatically when he reaches age 65.

    3. NO TERM OF EMPLOYMENT. Notwithstanding the term of this Agreement, PremierWest may terminate Executive's employment at any time for any lawful reason or for no reason at all, subject to the provisions of this Agreement.

    4. DUTIES.

        4.1 Duties. As Senior Executive Vice President, Executive shall serve under the direction of the Board, the Bank's Board (the "Bank Board"), and the Chief Executive Officer (the "Supervisor") and in accordance with the Articles of Incorporation and Bylaws (as each may be amended or restated from time to time) of PremierWest Bancorp and the Bank, respectively.

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        4.2 Obligations.

                (a) Executive agrees that to the best of Executive's ability and experience, Executive will at all times loyally and conscientiously perform all of the duties and obligations required of Executive pursuant to the express and implicit terms of this Agreement and as directed by the Board or the Supervisor.

                (b) Executive shall devote Executive's entire working time, attention and efforts to PremierWest's business and affairs, shall faithfully and diligently serve PremierWest's interests and shall not engage in any business or employment activity that is not on PremierWest's behalf (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by the Board and (b) passive investments that do not involve Executive providing any advice or services to the businesses in which the investments are made.

                (c) On or before August 31, 2006, Executive shall establish permanent, primary residency for himself and his family in Jackson County, Oregon.

    5. COMPENSATION. For all services performed under this Agreement, PremierWest agrees to pay the following compensation and benefits:

        5.1 Base Salary. Executive's annual base salary is $185,500 payable in semimonthly installments (the "Base Salary"). Executive's base salary shall be subject to annual review by the Board's Compensation Committee. Taking into account the committee's recommendation, the Board may increase the Base Salary, but the Base Salary shall not be reduced.

        5.2 Vacation. Executive is entitled to not less than four (4) weeks of paid vacation per calendar year to be used in accordance with the terms and conditions of the Bank's personnel policies. Paid vacation for a partial year's employment shall be prorated on a daily basis. Notwithstanding anything in the Bank's personnel policies to the contrary, up to two weeks of Executive's four weeks of paid vacation may be carried over from one year to the next if unused by the end of the year, but Executive shall not be entitled under any circumstance to payment for unused vacation.

        5.3 Stock Options. Upon commencement of the term of this Agreement, Executive and PremierWest Bancorp will execute a Stock Option Agreement providing for the issuance to Executive of an option to purchase up to 50,000 shares of common stock of PremierWest Bancorp. The Stock Option Agreement shall provide an exercise price equal to the closing price on the day immediately prior to the date the Stock Option Agreement is executed and for vesting in equal increments over a 5-year period. Executive is eligible to participate in PremierWest Bancorp's stock option plans and other stock-based compensation, incentive, bonus, or purchase plans currently existing or adopted during the term of this Agreement for the benefit of officers or employees.

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      5.4 Long-Term Care Insurance. Provided Executive and Executive's spouse qualify for coverage based upon rates standard for individuals of their respective ages, PremierWest will pay the premiums on long term care insurance policies for Executive and Executive's spouse. PrernierWest may cease to pay such premiums at any time prior to a Change in Control or prior to vesting of such benefits under Section 9 or 10 below, but following a Change in Control or vesting of the benefits under Section 9 or 10 below, PremierWest shall continue to pay all remaining premium payments, if PremierWest has made a premium payment on the policy the preceding 12 months.

      5.5 Disability Policy. Executive may participate in the group disability income insurance coverage program, offered from time to time by PremierWest to its employees.

      5.6 Automobile. PremierWest shall provide a vehicle of it's choosing for use by Executive during the term of his employment. Upon Termination Without Cause or Termination For Good Reason, PremierWest shall transfer all right, title, and interest in and to the vehicle to Executive.

      5.7 Club Dues. During the term of this Agreement, PremierWest shall pay Executive's monthly golf and social dues at the Rogue Valley Country Club.

      5.S Moving Expense Reimbursement. At such time as Executive moves himself and his family to Jackson County, Oregon, PremierWest shall reimburse to Executive reasonable expenses incurred by Executive for moving, including selling and closing costs in selling Executive's home and purchasing a new home and costs of moving household furniture and furnishings. Reimbursement of such expenses shall not exceed $60,000.

      5.9 Other Benefits. Executive is entitled to participate in all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time throughout the term of this Agreement, which PremierWest generally makes available to its officers and employees, including without limitation plans providing pension, medical, dental, disability, and group life benefits, and 401(k) retirement plans, and to receive any and all other fringe benefits generally made available by PremierWest to its officers and employees, from time to time, provided that Executive satisfies the eligibility requirements for any such plans or benefits.

      5.10 Reimbursements. Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of PremierWest, provided such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by PremierWest.

      5.11 Additional Benefit Agreements. Upon commencement of the term of this

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Agreement., Executive and PremierWest Bancorp will execute the following additional benefit agreements, the benefits under which shall be governed solely by the terms of those agreements:

         (a) Executive Survivor Income Agreement (death benefits) based upon a term life policy of $150,000.00, provided Executive qualifies for coverage based upon rates standard for an individual of his age; and

         (b) Voluntary Deferred Compensation Agreement.

     6. TERMINATION. Executive's employment may be terminated before the expiration of this Agreement as described in this Section, in which event Executive's compensation and benefits shall terminate except as otherwise provided in this Agreement. Any purported termination by PremierWest or by Executive shall be communicated by written notice of termination to the other. The notice must state (i) the specific termination provision of this Agreement relied upon, (ii) the date on which termination shall become effective and (iii) if Termination For Cause or Termination For Good Reason the notice must state in reasonable detail the facts and circumstances forming the basis for termination. Employment shall terminate:

         6.1 For Cause. Upon delivery to Executive of notice of termination of Executive for Cause (as defined in Section 7.1 below), along with a copy of the duly adopted Board or Bank Board resolution finding Cause, as described below ("Termination For Cause").

                 (a) As a prerequisite to Termination For Cause, at a meeting called and held for such purpose the Board or Bank Board must adopt a resolution which (i) contains findings that, in the good faith opinion of the Board or Bank Board, as appropriate, Executive has committed an act constituting Cause, and (ii) specifies the particulars thereof in detail. The resolution must be adopted by the affirmative vote of at least 75% of the directors of the Board or the Bank Board.

                 (b) Notice of that meeting and the proposed Termination For Cause shall be given to Executive a reasonable amount of time before the meeting. Executive and his counsel (if Executive chooses to have counsel present) shall have a reasonable opportunity to be heard at the meeting. Nothing in this Agreement limits Executive's or his beneficiaries' right to contest the validity or propriety of the Board or Bank Board's determination of Cause.

         6.2 Without Cause. Upon PremierWest's termination of Executive without Cause, upon 90 days' written notice, at any time in PremierWest's sole discretion, for any reason other than for Cause or for no reason ("Termination Without Cause"). A Change in Control does not in itself constitute Termination Without Cause.

         6.3 For Good Reason. Upon Executive's termination of the employment for Good Reason (as defined in Section 7.2 below) ("Termination For Good Reason").

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         6.4 Resignation. Upon Executive's voluntary resignation without Good Reason ("Resignation"), written notice of which Executive must give to PremierWest at least 90 days in advance of Resignation.

         6.5 Death or Disability. Upon Executive's death or Disability (as defined in Section 7.3 below).

         6.6 Retirement. Upon Executive reaching the retirement age of 65 ("Retirement Age"). The automatic termination upon reaching Retirement Age is referred to as "Retirement."

    7. DEFINITIONS.

        7.1 Cause. "Cause" for Executive's termination will exist upon the occurrence of one or more of the following events:

                         (a) Fraudulent Conduct. An intentional act of fraud, embezzlement, or theft by Executive in the course of his employment with PremierWest Bancorp or the Bank. No act or failure to act on Executive's part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on Executive's part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in PremierWest's best interests;

                         (b) Material Breach of Agreement. A material breach by Executive of this Agreement if such breach is not remedied or is not being remedied to the Board or the Bank Board's satisfaction within 30 days after written notice including a detailed description of the breach has been delivered by the respective board to Executive;

                         (c) Gross Negligence/Insubordination. Gross negligence or insubordination by Executive in the performance of his duties as an officer of PremierWest Bancorp or the Bank if such gross negligence or insubordination is not remedied or is not being remedied to the Board or the Bank Board's satisfaction within 30 days after written notice including a detailed description of the gross negligence or insubordination has been delivered by the respective board to Executive;

                         (d) Breach of Fiduciary Duties. A breach by Executive of his fiduciary duties to PremierWest Bancorp and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer of PremierWest Bancorp or the Bank;

                         (e) Criminal Conviction. Conviction of Executive for a felony or conviction of a misdemeanor involving moral turpitude;

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                         (f) Violation of Law. Intentional violation of any law or significant policy of PremierWest Bancorp or the Bank committed in connection with Executive's employment, which has a material adverse effect on PremierWest Bancorp or the Bank; or

                         (g) FDIC Removal Order. Removal of Executive from office or prohibition of Executive from participating in the conduct of PremierWest Bank's affairs by an order issued under section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(l).

         7.2 Good Reason. "Good Reason" for Executive's resignation of employment will exist upon the occurrence, without Executive's consent, of one or more of the following events, if Executive has informed PremierWest in writing of the circumstances described below in this Section 7.2 that could give rise to Termination For Good Reason and PremierWest has not removed the circumstances within 30 days of the written notice:

                    (a)  Reduction in Base Salary. A reduction of Executive's Base Salary;

                    (b)  Reduced Participation in Bonus, Incentive, Compensation, and Other Plans.  A reduction of Executive's bonus, incentive, and other compensation award opportunities under PremierWest Bancorp's benefit plans and the Bank's benefit plans, unless in the case of either, a company-wide reduction of all officers' award opportunities occurs simultaneously;

                    (c) Participation in Benefit Plans. Discontinuance of Executive's participation in any officer or employee benefit plan maintained by PremierWest Bancorp or by the Bank, unless the plan is discontinued by reason of law or loss of tax deductibility to PremierWest with respect to contributions to the plan, or is discontinued as a matter of PremierWest Bancorp policy or PremierWest Bank policy applied equally to all participants in the plan;

                    (d) A Reduction in Responsibilities or Status based on one of the following:

                             (1) Assignment to Executive of duties or responsibilities that are materially inconsistent with Executive's position as stated in this Agreement or that represent a material reduction of his authority;

                             (2) Any other action by PremierWest that results in a material reduction or material adverse change in Executive's position, authority, duties or responsibilities;

                             (3) Failure to appoint or reappoint Executive to the position stated in this Agreement; or

7 - EMPLOYMENT AGREEMENT - JAMES M. FORD

                         (4) Following a Change in Control, failure to retain Executive in an executive officer position with authority, duties or responsibilities consistent with that of an executive officer. (Subsections (d)(l), (2) and (3) do not apply following a Change in Control);

                 (e) Failure to Obtain Assumption Agreement. The failure of a successor or assign of the Bank to assume and agree to perform this Agreement, if assignment and assumption does not occur automatically under operation of law;

                 (f) Termination without Compliance with this Agreement. Termination by PremierWest of Executive's employment without the notice required under this Agreement;

                 (g) Material Breach. A material breach of this Agreement by PremierWest that is not corrected within a reasonable time; or

                 (h) Relocation of Executive. Requiring Executive to change his principal work location, to any location that is more than 35 miles from the location of PremierWest Bancorp's principal executive offices on the date of this Agreement.

         7.3 Disability. "Disability" shall mean that (i) Executive has been unable to perform Executive's duties under this Agreement as a result of Executive's incapacity due to physical or mental illness for at least 90 consecutive calendar days or 150 calendar days during any consecutive 12 month period and (ii) a physician selected by PremierWest and its insurers and acceptable to Executive or Executive's legal representative (with such Agreement on acceptability of the physician not to be unreasonably withheld), determines the incapacity to be continuing, to the extent that Executive cannot continue to perform essential functions of Executive's position with or without reasonable accommodation. Executive shall not be deemed to be disabled, however, if he returns to work on a full-time basis, with the ability to perform all essential functions within 30 days after PremierWest gives him notice of termination due to Disability. PremierWest may require Executive to submit to such physical or mental evaluations and tests as the board of directors deems appropriate.

         7.4 Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred when any of the following events take place:

                 (a) Merger. PremierWest Bancorp merges into or consolidates with another corporation, or merges another corporation into PremierWest Bancorp, and as a result, less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of PremierWest Bancorp's voting securities immediately before the merger or consolidation. The term "person" means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

                (b) Acquisition of Significant Share Ownership. A report on Schedule

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13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of PremierWest Bancorp's voting securities, but this paragraph (b) shall not apply to beneficial ownership of voting shares of PremierWest Bancorp owned by a qualified retirement plan or held in a fiduciary capacity by an entity in which PremierWest Bancorp or the Bank, directly or indirectly beneficially owns, or has the right to vote, 50% or more of the outstanding voting securities;

                     (c) Change in Board Composition. During any period of two (2) consecutive years, individuals who constitute PremierWest Bancorp's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this paragraph (c), each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period.

                     (d) Sale of Assets. PremierWest Bancorp sells to a third party all or substantially all of PremierWest Bancorp's assets. For this purpose, sale of all or substantially all of PremierWest Bancorp's assets includes sale of PremierWest Bank.

     8. PAYMENT UPON TERMINATION. Upon termination of Executive's employment for any of the reasons set forth in Section 6 above, Executive or Executive's estate, as appropriate, will receive payment for all Base Salary earned through the date of termination and, except in the event of Termination For Cause or Resignation, all unpaid bonus or incentive compensation due to Executive for the previous calendar year. Such amount shall be paid by the end of the business day following termination or sooner if required by applicable law.

     9. RETIREMENT BENEFITS. Upon Retirement, Executive shall additionally be entitled to the following benefits:

             9.1 Stock Option Vesting. Executive shall also be fully vested in any stock options, restricted stock grants, or other similar equity compensation arrangements regardless of whether the respective plan provides for accelerated vesting.

             9.2 401(k) Contribution. PremierWest shall contribute or cause to be contributed to Executive's 401(k) plan account the matching and profit sharing contributions, if any, that would have been made had Executives employment not terminated before the end of the plan year.

             9.3 Retiree Health Insurance. Subject to the conditions set forth, in this Section 9.3, Executive shall be entitled to retiree health care coverage for himself and his spouse for 15 years after termination of employment as follows: (1) until Executive and his spouse,

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respectively, reach the eligible age for Medicare, the retiree health care coverage for each shall be substantially similar to coverage maintained for PremierWest employees ("Group Coverage") and (2) after Executive and his spouse, respectively, reach the eligible age for Medicare, PremierWest will provide Medicare Supplemental Insurance comparable to the best of such policies offered by a major insurance carrier in the market area. Eligibility to participate in the Group Coverage shall be conditioned upon: i) coverage under similar insurance programs not being available to Executive and his spouse under benefit plans provided by another employer of Executive or his spouse; and ii) coverage under similar insurance programs immediately prior to enrollment in the Group Coverage programs. If Executive dies within 15 years after termination of employment, Executive's spouse shall continue to receive retiree health care coverage on the same terms and conditions that Executive would have; provided, however, such spousal coverage will expire no later than 15 years after termination of Executive's employment.

         9.4 Long-Term Care Insurance. To the extent premiums on Executive's and his spouse's long-term care insurance remain to be paid, if PremierWest has made a payment within the previous 12 months, PremierWest shall continue to pay the remaining long-term care insurance premiums for Executive and Executive's spouse until fully paid or until Executive's death. If Executive dies and Executive's spouse is the beneficiary of the death benefit under Executive Survivor Income Agreement, Executive's spouse has the option to request that PremierWest pay the remaining premiums on her long term care insurance policy and in exchange PremierWest will reduce the amount of the payment to Executive's spouse under Executive Survivor Income Agreement by the amount of such remaining premium payments.

     10. CONSIDERATION FOR RELEASE OF CLAIMS. In the event of (i) Termination Without Cause, (ii) Termination for Good Reason, or (iii) if termination occurs for any reason other than Termination For Cause more than six (6) months after a Change in Control, (each an "Eligible Termination Event") PremierWest will offer and Executive may choose to execute the Separation Agreement, attached hereto as Exhibit A, which provides for the release of claims against PremierWest. Provided Executive executes and does not revoke Section 7(a) of the Separation Agreement, Executive will be entitled to the benefits listed below in this Section 10 in consideration for the release of claims.

         10.1 Normal Retirement Benefits. Executive will be entitled to all of the benefits in Section 9 that Executive would have received had the employment terminated due to Retirement.

    11. CONSIDERATION FOR NOT COMPETING.

            11.1 Self-Imposed Limitation.  In the event of an Eligible Termination Event (as defined in Section 10 above), Executive may choose to indicate in the Separation Agreement that Executive does not intend to engage in certain activities competitive to PremierWest, identified in Section 2 of the Separation Agreement, attached hereto as Exhibit A. For as long as Executive does not engage in such activities, up to a maximum of two years (the "Optional

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Restriction Period"), PremierWest will pay Executive the consideration set forth in Section 11.2. Unless Executive executes the Separation Agreement (regardless of whether Executive revokes Section 7(a) of the Separation Agreement) and indicates Executive's intention not to engage in the competitive activities, PremierWest will not compensate Executive for refraining from engaging in such activities.

         11.2 Amount/Payment of Consideration. As consideration for each month during the Optional Restriction Period that Executive does not engage in the competitive activities, PremierWest will continue to pay Executive's monthly Base Salary. Payment of the consideration will be made starting the next regular pay period following Executive's execution of the Separation Agreement.

     12. CHANGE IN CONTROL RETENTION BONUS. If Executive remains employed with PremierWest or its successor for six (6) months following a Change in Control, as additional compensation for assisting PremierWest with the Change in Control transition and as a reward for continued service, upon termination of employment (other than Termination For Cause), PremierWest will pay Executive an amount of cash equal to the amount of interest that would have accrued had PremierWest, upon the six month anniversary of the Change in Control, paid to Executive's Deferral Account under the Deferred Compensation Agreement, an amount equal to one times the sum of (i) Executive's annual Base Salary and (ii) the amount of any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurred, or the subsequent year, if ended, whichever is greater).

     13. IRC 280G. If aIl or any portion of the amounts payable to Executive pursuant to this Agreement, the Benefit Agreements described in Section 5.10 and the Stock Option Agreement described in Section 5.3, either alone or together with other payment which the Executive has the receive to receive from PremierWest, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and PremierWest shall be responsible for any loss of deductibility related thereto; provided, however, that PremierWest and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by PremierWest immediately prior to the Change in Control or such other independent accounting firm or advisor as may be mutually agreeable to PremierWest and Executive in the exercise of their reasonable good judgment.

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    14. CONFIDENTIALITY AND CREATIVE WORK.

            14.1 Nondisclosure. Executive covenants and agrees that he will not reveal to any person, firm, or corporation any Confidential Information of any nature concerning PremierWest or its business, or anything connected therewith. "Confidential Information" means all of PrernierWest's confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

                     (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

                     (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

                     (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

                     (d) trade secrets, as defined from time to time by the laws of the State of Oregon.

Notwithstanding the foregoing, Confidential Information excludes information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of PremierWest, or (2) by or through action of another person not in violation of non-disclosure covenant with PremierWest. This Section does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by Executive in the ordinary course of business and within the scope of his authority. 14.2 Return of Material. Executive agrees to deliver or return to PremierWest upon termination of employment, or as soon thereafter as possible, all written information and any other similar items furnished by PremierWest or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after termination of Executive's employment.

         14.2 Injunctive Relief. Executive acknowledges that it is impossible to measure in money the damages that will accrue to PremierWest if Executive fails to observe the obligations imposed on him by this Section. Accordingly, if PremierWest institutes an action to enforce the provisions hereof, Executive hereby waives the claim, or defense that an adequate remedy at law is available to PremierWest, and Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

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         14.3 Creative Work. Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during his employment with PremierWest, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by PremierWest. Executive hereby assigns to PremierWest Bancorp and to PremierWest Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

    15. DISPUTE RESOLUTION.

            15.1 Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Medford, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Jackson County Circuit Court, except as set forth herein. Instead of filing of a civil complaint in Jackson County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Jackson County Circuit Court. If no such arbitrator is available, the parties will choose a similarly qualified arbitrator from any other arbitration list for other Circuit Courts in Oregon. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 15.2). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Jackson County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys' fees, costs and expenses in accordance with Section 15.2. There shall be no right to review of the arbitrator's decision in court. The arbitrator's award may be reduced to final judgment or decree in Jackson County Circuit Court.

         15.2 Expenses/Attorneys' Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys' fees, filing and service fees, witness fees, and arbitrators' fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded.

         15.3 Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Jackson County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for

13 - EMPLOYMENT AGREEMENT - JAMES M. FORD

injunctive relief shall not hinder or delay the arbitration process.

     16. NOTICES. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three (3) business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is properly addressed. Unless otherwise changed in writing, notice shall be properly addressed to Executive if addressed to the address of Executive on the books and records of PremierWest at the time of mailing of such notice, and properly addressed to PremierWest if addressed to PremierWest Bancorp 503 Airport Road, Medford, OR 97504 Attention: Corporate Secretary.

    17. GENERAL PROVISIONS.

         17.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

         17.2 Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

         17.3 Survival Provision. If any benefits provided under this Agreement are still owed, or claims pursuant to this Agreement are still pending, at the time of termination of this Agreement, this Agreement shall continue in force, with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The Sections related to Confidential Information and Creative Work shall survive after termination of this Agreement and shall be enforceable regardless of any claim Employee may have against PremierWest.

         17.4 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         17.5 Entire Agreement. Except as otherwise stated herein, this Agreement constitutes the sole Agreement of the parties regarding Executive's benefits upon termination of employment and together with PremierWest's employee handbook governs the terms of Executive's employment. Where there is a conflict between the employee handbook and this Agreement, the terms of this Agreement shall govern.

         17.6 Previous Agreement. This Agreement supersedes all prior oral and written agreements between Executive and PremierWest, or any affiliates or representatives of PremierWest regarding the subject matters set forth herein.

14 - EMPLOYMENT AGREEMENT - JAMES M. FORD

         17.7 Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

        17.8  Assignment.

                (a) Executive shall not assign or transfer any of Executive's rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement. If Executive attempts an assignment or transfer that is contrary to this Section, PremierWest shall have no liability to pay any amount to the assignee or transferee.

                 (b) The rights and obligations of PremierWest under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of PremierWest's, regardless of the manner in which the successors or assigns succeed to the interests or assets of PremierWest's. If this Agreement is not otherwise transferred to and assumed by PremierWest's successor or assign by operation of law, PremierWest shall require such successor of substantially all of the business or assets of PremierWest Bancorp to expressly assume and agree to perform PremierWest's obligations hereunder.

                 (c) This Agreement shall not be terminated by the voluntary or involuntary dissolution of PremierWest, by any merger, consolidation or acquisition where PremierWest is not the surviving corporation, by any transfer of all or substantially all of PremierWest's assets, or by any other change in PremierWest's structure or the manner in which PremierWest's business or assets are held. Executive's employment shall not be deemed terminated upon the occurrence of one of the foregoing events.

                 (d) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executives, administrators, successors, heirs, distributees and legatees.

     18. ADVICE OF COUNSEL. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

15 - EMPLOYMENT AGREEMENT - JAMES M. FORD

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PREMIERWEST BANCORP                            EXECUTIVE
By: /s/ John L. Anhorn                                         /s/ James M. Ford
Its: President & CEO                                          James M. Ford

PEMIERWEST BANK
By: /s/ John L. Anhorn
Its: President & CEO

16 - EMPLOYMENT AGREEMENT - JAMES M. FORD

Exhibit A - Employment Agreement

SEPARATION AGREEMENT

     This SEPARATION AGREEMENT (this "Agreement") is entered into as of this ____ day of ______ , 20 _ , by and among PremierWest Bancorp, an Oregon corporation, PremierWest Bank, an Oregon-chartered bank and wholly owned subsidiary of PremierWest Bancorp (the "Bank"), and James M. Ford (the "Executive"). (PremierWest Bancorp, the Bank, and their subsidiaries and affiliates, including any entity or organization controlling, controlled by, or under common control with PremierWest Bancorp or the Bank, are hereinafter sometimes referred to collectively or individually as the "Corporation").

     WHEREAS, Executive, PremierWest Bancorp, and the Bank entered into an Employment Agreement dated effective as of __________, 2005 (as the same may be amended, the "Employment Agreement") which provided that the Corporation would provide certain benefits to Executive after termination of his employment under certain circumstances specified in the Employment Agreement as consideration for Executive's for release of claims against PremierWest and certain other benefits as consideration for Executive's agreement not to engage in certain competitive activities for a specified period of time;

     WHEREAS, Executive's employment will terminate on ____________ , 20 ___ (the "Termination Date");

     WHEREAS, Executive has consulted with counsel of Executive's choice concerning this Agreement, or Executive has chosen not to consult with counsel, and Executive, and as applicable Executive's counsel, have had the opportunity to discuss with the Corporation the terms and conditions of this Agreement; and

     NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Executive hereby agree as follows.

        1. Consideration for Release of Claims. Provided Executive does not revoke Section 7(a) and complies with the terms of this Agreement, the Corporation will provide Executive the benefits set forth in Section 10 of the Employment Agreement.

         2. Declared Intent Not to Compete. Executive hereby indicates that Executive intends / does not intend [indicate by crossing through the inapplicable language] to refrain from engaging in certain activities specified in Section 2.1 ("Competitive Activities") for some period of time following termination of employment. If Executive has indicated an intent not to engage in Competitive Activities, in consideration for each month Executive refrains from engaging in Competitive Activities, the Corporation will pay Executive the monthly payments as described in Section 11 of the Employment Agreement until the earlier of (i) when Executive engages in a Competitive Activity or (ii) the end of the Optional Restriction Period, which is [one year/two

EXHIBIT "A"

years] after the date on which Executive's termination of employment becomes effective.

        2.1 Competitive Activities. Competitive Activities include:

                 (a) Becoming associated with any entity, whether as an owner, principal, partner, director, trustee, employee, agent, consultant, or stockholder (except as a holder of 1% or less of the outstanding voting stock of a company) that is engaged or proposes to engage in any business that solicits, deposits or offers loans and is located within a 30 mile radius of any of the Corporation's offices or branches (a "Competitor");

                 (b) Encouraging or soliciting or assisting any other person or firm in encouraging or soliciting any person who, during the two-year period preceding Executive's termination of employment, is or was engaged in a business relationship with the Corporation to terminate the person's relationship with the Corporation or to engage in a business relationship with a Competitor; or

                 (c) Inducing any employee of the Corporation to terminate employment with the Corporation and, either individually or as owner, principal, partner, director, trustee, agent, employee, consultant or otherwise, employing, offering employment, or causing employment to be offered to any person who is or was employed by the Corporation unless such person shall have ceased to be employed by such entity for a period of at least six months.

         2.2 Notice of Activities. If Executive has indicated above an intent not to engage in Competitive Activities, Executive will notify the Corporation before engaging in any such activities. If Executive fails to give such notice and continues to receive payments under this Section, Executive shall not be entitled to keep any payments received after engaging in a Competitive Activity.

         2.3 Not Enforceable Covenant. This is not a covenant not to compete and the Corporation may not seek injunctive relief to prohibit Executive from engaging in a Competitive Activity. If Executive chooses to engage in a Competitive Activity, the Corporation will cease making monthly payments of the consideration.

     3. Nondisclosure . Executive covenants and agrees that he will not reveal to any person, firm, or corporation any Confidential Information of any nature concerning the Corporation or concerning the business of any of them. As used in this Agreement, the term "Confidential Information" means all of the Corporation's confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to -

            (a)  the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

EXHIBIT "A"

            (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

                (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

            (d) trade secrets, as defined from time to time by the laws of the State of Oregon.

Notwithstanding the foregoing, Confidential Information excludes information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of the Corporation, or (2) by or through action of another person not in violation of a nondisclosure covenant with the Corporation. This Section does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by Executive in the ordinary course of business and within the scope of his authority.

     4. Return of Materials. Executive agrees to deliver or return to the Bank upon termination of employment or as soon thereafter as possible all written information and any other similar items furnished by the Corporation or prepared by Executive in connection with his service to the Corporation. Executive will retain no copies thereof after termination of employment.

     5. Creative Work. Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during the term of his employment with the Corporation, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Corporation. Executive hereby assigns to PremierWest Bancorp and to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

    6. Agreement to Cooperate with the Corporation Through the Date of Termination. Executive agrees to cooperate as directed by the Corporation with the Corporation and its customers through the Termination Date and throughout the term of any post-employment consulting agreement, if any. If Executive fails to cooperate to the Corporation's satisfaction as reasonably determined by the Corporation, Executive shall be deemed to have resigned for purposes of determining benefits under the Employment Agreement, but the other provisions of this Agreement shall remain in full force and effect.

EXHIBIT "A"

    7.  Release of Claims.

                (a) Release and Covenant Not to Sue. As consideration for receipt of certain benefits specified in the Employment Agreement, Executive, on his or her own behalf and on behalf of Executive's heirs, executors, successors, and assigns hereby releases the Corporation, its directors, officers, executives, managers, and employees from any and all debts, claims, demands, rights, actions, causes of action, suits, or damages whatsoever and of every kind and nature, whether known or unknown, contingent or otherwise (collectively the "Claims"), against the Corporation and the others released herein, relating to or arising out of Executive's termination, except to the extent such Claims cannot under applicable law be released. Executive also covenants not to sue or file or cause to be filed any complaint with any federal, state, or local agency or in any court against the Corporation or the others released herein regarding any matter related to Executive's termination of employment with the Corporation, including but not limited to any Claims under the Age Discrimination in Employment Act or any similar federal, state or local law, except to the extent such Claims cannot under applicable law be released. The release of liability set forth herein does not extend to rights or claims that may arise from events occurring after execution of this Agreement, including but not limited to claims for the enforcement of this Agreement, or to Executive's exercise of rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 to continued insurance, if applicable.

             (b) Acceptance and Revocation Period. Executive shall have a period of 21 days from the date of delivery of this Agreement to accept Section 7(a) of this Agreement. Executive shall have a period of seven days after his execution of this Agreement during which Executive may revoke his acceptance of Section 7(a) of this Agreement by providing written notice of revocation to PremierWest Bancorp. Any such acceptance or revocation must be addressed to the Chairman, PremierWest Bancorp, 503 Airport Road, Medford, Oregon 97504 or such other address as Executive may be directed in writing by PremierWest Bancorp to provide such acceptance or revocation. To be effective, the acceptance or revocation must be received no later than 5:00 p.m. Pacific Time within the applicable time period. The 21-day acceptance period may be waived by Executive, but the seven-day revocation period may not be waived. If Executive's acceptance of Section 7(a) of this Agreement is not affirmatively revoked in writing by Executive during the seven-day revocation period, it shall be deemed to have been accepted and not revoked. Section 7(a) of this Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If Executive properly executes his right to revoke acceptance of Section 7(a), the remainder of this Agreement shall nevertheless remain in full force and effect.

     8. No Admission of Wrongdoing. Executive acknowledges and agrees that nothing in this Agreement constitutes or shall be construed as an admission of liability or wrongdoing on the part of the Corporation or the others released herein.

     9. Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Corporation and its successors and assigns.

EXHIBIT "A"

     10. Severabilitv. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

     11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Oregon, without giving effect to the principles of conflict of laws of such State.

     12. Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Medford, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Jackson County Circuit Court, except as set forth herein, instead of filing of a civil complaint in Jackson County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Jackson County Circuit Court. If no such arbitrator is available, the parties will choose a similarly qualified arbitrator from any other arbitration list for other Circuit Courts in Oregon. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 13). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Jackson County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys' fees, costs and expenses in accordance with Section 13. There shall be no right to review of the arbitrator's decision in court. The arbitrator's award may be reduced to final judgment or decree in Jackson County Circuit Court.

     13. Expense/Attorneys' Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys' fees, filing and service fees, witness fees, and arbitrators' fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the "prevailing party" and the amount of costs and expenses to be awarded.

     14. Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Jackson County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for

EXHIBIT "A"

injunctive relief shall not hinder or delay the arbitration process.

     15. This Agreement is Not Exclusive. This Agreement does not supersede any other agreement to which Executive may be party with the Corporation relating to noncompetition, nondisclosure, or the other matters referred to in this Agreement, whether those noncompetition, nondisclosure, or other provisions are contained in an employment agreement, a severance agreement, a salary continuation agreement, or any other agreement. This Agreement is in addition to any such other agreement(s). In case of conflict between this Agreement, on one hand, and any such other agreement(s), on the other, the agreement that was executed last shall govern.

     16. Defined Terms. Terms used but not denned in this Agreement shall have the meanings given to them in the Employment Agreement.

IN WITNESS WHEREOF, Executive, PremierWest Bancorp, and the Bank have executed this Separation Agreement effective as of the day and year first set forth above.

PREMIERWEST BANCORP:
By: ___________________
Its: ___________________

PREMIERWEST BANK
By: ___________________
Its: ___________________

     By signing below, I hereby agree to and accept all provisions of this Separation Agreement, specifically including but not limited to the release and covenant not to sue that is set forth in Section 7(a) of this Separation Agreement. I understand that I have seven days after the date of my execution of this Separation Agreement to revoke my acceptance of the release and covenant not to sue contained in Section 7(a) of the Separation Agreement, and that if I do not revoke my acceptance by 5:00 p.m. Pacific Time on that date the release and covenant not to sue will become effective. I understand that if I do revoke my acceptance of the release and covenant not to sue, I will forfeit all consideration for the release of claims as set forth in Section 10 of the Employment Agreement.

EXECUTIVE:

_______________________________
James M. Ford
Date signed: ___________________

EXHIBIT "A"